PROMISSORY NOTE

U.S.$9,000,000

Dated: April 1, 2014,

New York, New York

1.       Obligation and Repayment: For value received, Borrower absolutely and unconditionally promises to pay to the order of the Bank, at the Office, without defense, setoff or counterclaim, the principal amount of NINE MILLION United States Dollars ($9,000,000.00), together with interest and any other sum(s) due and payable as specified below. The principal amount of this Note shall be due and payable in quarterly installments on the dates and in the respective amount shown below:

Date of Payment	Amount of Principal Payment
April 1, 2014, July 1, 2014, October 1, 2014 and January1, 2015	$0
April 1, 2015, July 1, 2015, October 1, 2015and January1, 2016	$375,000
April 1, 2016, July1, 2016, October 1 2016 and January1, 2017	$625,000
April 1, 2017, July 1, 2017, October 1, 2017 and January 1, 2018	$750,000
April 1, 2018, July 1, 2018, October 1, 2018 and January 1, 2019	$500,000

2.          Interest: Subject to paragraph A(2) of the Terms and Conditions, interest shall accrue on the principal amount of this Note outstanding from time to time at the following rate described in the Rider referred to in Paragraph 3 below (the "Loan Rate"). Interest shall be payable in accordance with the attached Rider.

3.          Riders: In the event of any inconsistency between this Note and any Rider(s) to which this Note is subject, the provisions of such Rider(s) shall prevail. This Note is subject to the Rider to Promissory Note, dated as of the date hereof.

4.          Address and Identification of Borrower:

Address: 475 Tenth Avenue
New York, New York

Telephone: 347-532-5894

Fax: 347-436-9178

Social Security or Taxpayer ID number: 46-4757029

5.          Agreement to All Terms and Conditions; Authorization to Complete Blanks: This Note is subject to all of the Terms and Conditions set forth below. Each of the undersigned agrees to all of the provisions of this Note, including the Terms and Conditions and any Rider(s).

6.          No Representations or Agreements by the Bank: Each of the undersigned acknowledges that the Bank has made no representation, covenant, commitment or agreement to Borrower except pursuant to any written document executed by the Bank.

7.          No Representation of Nonenforcement: Each of the undersigned acknowledges that no representative or agent of the Bank has represented or indicated that the Bank will not enforce any provision of this Note, including the Terms and Conditions and any Rider(s), in the event of litigation or otherwise.

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Terms and Conditions appear following the signature page]

8.          Waiver of Jury Trial: Borrower waives, and understands that the Bank waives, the right to a jury trial with respect to any dispute arising hereunder or relating to any of the Liabilities; any judicial proceeding with respect to any such dispute shall take place without a jury.

9.          Execution of Promissory Note: Borrower understands that by signing this Note it is agreeing to all of the terms as contained in this Note and all other Terms and Conditions and Rider(s) attached hereto and made a part hereof.

JR LICENSING, LLC

By:	XCEL BRANDS, INC.
Its: Manager

By:	/s/ James Haran
Name: James Haran
Title: CFO

[Terms and Conditions appear commencing on the next page]

SIGNATURE PAGE TO PROMISSORY NOTE

TERMS AND CONDITIONS

Definitions are set forth in paragraph N.

A.           Calculation and Accrual of Interest: (1) Generally. Interest shall be calculated on a daily basis on outstanding balances at the Applicable Rate, divided by 365, on a month consisting of actual days elapsed. During any time that the Applicable Rate would exceed the applicable maximum lawful rate of interest, the Applicable Rate shall automatically be reduced to such maximum rate. Any interest payment made in excess of such maximum rate shall be applied as, and deemed to be, in the Bank's sole discretion, a payment of any of the Liabilities, in such manner as determined by the Bank. (2) Increased Rate. Interest shall accrue at the Increased Rate upon and after (a) the occurrence of any Debtor Relief Action, (b) any demand of payment of this Note (if payable on demand) or (c) the occurrence of any Event of Default (if this Note is payable other than on demand). (3) Accrual. To the extent permitted by Law, interest shall accrue at the Applicable Rate on all unpaid Liabilities under this Note, including but not limited to any unpaid interest and any unpaid obligation owed pursuant to paragraph B (Indemnification).

B.           Indemnification: To the extent permitted by Law: (1) Taxes. All payments under this Note shall be made free and clear of, and without deduction for, any Taxes. If Borrower shall be required to deduct any Taxes in respect of any sum payable under this Note, then (a) the sum payable shall be increased so that the Bank shall receive an amount equal to the sum the Bank would have received had no deductions been made, and (b) Borrower shall make such deductions and shall pay the amount deducted to the relevant Governmental Authority. Borrower shall pay to the Bank on demand, and shall indemnify and hold the Bank harmless from, any and all Taxes paid by the Bank and any and all liability (including penalties, interest and expenses) with respect thereto arising out of the Borrower’s failure to comply with the provisions of this clause (1), whether or not such Taxes were correctly or legally asserted. Within 30 days after any Taxes are paid by Borrower, Borrower shall furnish evidence thereof to the Bank. The Bank shall provide Borrower two copies of appropriate tax forms properly completed and duly executed by the Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by the Bank on or before the first date it is entitled to receive any payment under this Note or any other Loan Document. In addition, the Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by the Bank. The Bank shall promptly notify the Borrower at any time it determined that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). (2) Regulatory Costs. In the event that in connection with the transaction(s) contemplated by this Note and/or the Bank's funding of such transaction(s), the Bank is required to incur any Regulatory Costs in order to comply with any Law issued after the date of this Note, then Borrower shall pay to the Bank on demand, and shall indemnify and hold the Bank harmless from, any and all such Regulatory Costs. (3) Costs and Expenses. Borrower shall pay the Bank, and shall indemnify and hold the Bank harmless from, any and all Costs and Expenses within ten (10) days after the Bank’s invoice to Borrower with respect thereto. (4) Prepayment Costs. If Borrower makes any payment of Prepaid Principal (voluntarily or not), then Borrower shall pay to the Bank an amount equal to the Applicable Percentage multiplied by the amount of Prepaid Principal; provided that no such amount shall be payable on up to $3,000,000 of principal prepaid prior to the first anniversary of the date of this Note or on any amount paid to the Bank as a result of the Cash Flow Recapture (as such term is defined in the Letter Agreement). (5) Bank Certificate. The Bank's certificate as to any amounts owing under this paragraph shall be prima facie evidence of Borrower's obligation.

C.           Set Off: Every Account of Borrower with the Bank shall be subject to a lien and during the existence of any Event of Default to being set off against the Liabilities. The Bank may at any time during the existence of any Event of Default at its option and without notice, except as may be required by law, charge and/or appropriate and apply all or any part of any such Account toward the payment of any of the Liabilities. The Bank agrees promptly to notify the Borrower after any such set off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set off and application.

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D.           Events of Default: Each of the following shall be an Event of Default hereunder: (1) Nonpayment. The nonpayment when due of any principal amount of the Liabilities; (a) the non-payment within three (3) Business Days after the same shall become due of any interest or any other part of the Liabilities; (b) the prohibition by any Law of payment of any part of any of the Liabilities; (2) Bankruptcy; Adverse Proceedings. (a) The occurrence of any Debtor Relief Action; (b) the appointment of a receiver, trustee, committee, custodian, personal representative or similar official for any Party or for any Material part of any Party’s property; (c) any action taken by any Party to authorize or consent to any action set forth in subparagraph D(2)(a) or (b); (d) the rendering against any Party of one or more judgments, orders, decrees and/or arbitration awards (whether for the payment of money or injunctive or other relief) which in the aggregate are Material to such Party, if they continue in effect for 30 days without being vacated, discharged, stayed, satisfied or performed and involve an aggregate liability of $750,000 or more (excluding amounts covered by insurance to the extent the relevant third parties insurer has agreed in writing to cover such amount); (e) the issuance or filing of any warrant, process, order of attachment, garnishment or other lien or levy against any Material part of any Party’s property which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days; (f) the commencement of any proceeding under, or the use of any of the provisions of, any Law against any Material part of any Party’s property which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days, including but not limited to any Law (i) relating to the enforcement of judgments or (ii) providing for forfeiture to, or condemnation, appropriation, seizure or taking possession by, or on order of, any Governmental Authority; (g) the forfeiture to, or the condemnation, appropriation, seizure, or taking possession by, or on order of, any Governmental Authority, of any Material part of any Party’s property; (h) any Party being charged with a crime by indictment, information or the like. (3) Noncompliance. (a) any Party fails to perform under Sections 4(e), (f), (t) and (u) of the Letter Agreement, Sections 5.4, 5.6 and 5.7 of the IP Security Agreement and Section 10.1 of the Security Agreement and such failure is not cured within thirty (30) days of the earlier to occur of (i) the date upon which Borrower or Guarantor becomes aware of such failure and (ii) the date upon which written notice thereof is given to Borrower by Bank; (b) other than those items separately covered by a clause contained in this Section (D), any “Event of Default” (as such term is defined in each Loan Document) by any Party with respect to any Loan Document; (c) the giving to the Bank by or on behalf of any Party at any time of any materially incorrect or incomplete representation, warranty, statement or information; (c) the failure of any Party to furnish to the Bank copies of its financial statements and such other information respecting such Party’s business, properties, condition or operations, financial or otherwise, promptly when and in such form as reasonably required or requested by the Bank; (d) any Party’s failure or refusal, upon reasonable notice from the Bank (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), to permit the Bank's representative(s) to visit such Party’s premises during normal business hours and to examine and make photographs, copies and extracts of such Party’s property and of its books and records subject to the limitations set forth in the Letter Agreement; (e) any Party’s concealing, removing or permitting to be concealed or removed, any part of its property with the intent to hinder or defraud any of its creditors; (f) any Party’s making or suffering any Transfer of any of its property, which Transfer is deemed fraudulent under the law of any applicable jurisdiction; (g) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Party thereto or any such Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Loan Document that creates a security interest in the collateral purported to be be covered thereby shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens. (4) Adverse Changes. (a) The annual guaranteed minimum annual royalty payments payable to Borrower under the QVC Agreement are at any time less than $6,000,000; (b) the dissolution or liquidation of any Party; (c) any Party’s failure to be and remain in good standing and qualified to do business in each jurisdiction Material to such Party; (d) any Party shall (i) default in making any payment of any principal of any indebtedness (excluding the Liabilities) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this clause (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (d) shall have occurred and be continuing with respect to indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; (e) Borrower becoming insolvent, as defined in the Uniform Commercial Code; (f) any Party’s Material failure to pay any tax when due; (g) any loss, suspension, nonrenewal or invalidity of any Material permit, franchise or Trademark (as such term is defined in the Letter Agreement) or the like of Borrower; (h) the occurrence of any event which gives any Person (other than Bank) the right to assert a lien, levy or right of forfeiture against any Material part of any Party’s property; (i) Borrower's failure to give the Bank notice, within 10 Business Days after Borrower had notice or knowledge, of the occurrence of any event which, with the giving of notice and/or lapse of time, would constitute an Event of Default. (5) Business Changes. (a) any change in Control of Borrower; (b) any merger or consolidation involving any Party not permitted under the terms of a Loan Document; (c) any Party’s sale or other Transfer of substantially all of its property; (d) any Material change in the nature or structure of any Party’s business; (e) Robert W. D’Loren shall no longer be the Chairman of the Board of Directors of Borrower or Guarantor or have the duties of the Chairman of the Board of Directors of Borrower or Guarantor. (6) Material License Termination or Default. The termination of, any amendment or other modification to, or any default under the QVC Agreement but only to the extent such event could reasonably be expected to have a Material adverse effect on Borrower’s business or financial condition and Borrower has not replaced such license within sixty (60) days of such termination with a license which generates revenue at least equivalent to the QVC Agreement which was terminated. (7) IM Brands Default. The occurrence of a default or event of default under the IM Brands Loan Documents.

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E. Remedies: (1) Acceleration at Bank's Option. Upon any failure to pay this Note in full on demand (if payable on demand) or (if this Note is payable other than on demand) upon the occurrence of any Event of Default other than any Debtor Relief Action, then any and all Liabilities, not then due, shall, at the Bank's option, become immediately due and payable, without notice, which Borrower waives. (2) Automatic Acceleration. Upon the occurrence of any Debtor Relief Action, then, whether or not any of the Liabilities are payable upon demand and notwithstanding paragraph F, any and all Liabilities not then due, shall automatically become immediately due and payable, without notice or demand, which Borrower waives. (3) Additional Remedies. Bank shall have all rights and remedies available to it under any applicable Loan Document or Law after any applicable notice or cure period.

F. Waiver of Protest, etc.: Notice, presentment, protest, notice of dishonor and (except for such of the Liabilities as are payable on demand, but subject to subparagraph E(2)) demand for payment are hereby waived as to all of the Liabilities.

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G. Payment: (1) Manner. Any payment by other than immediately available funds shall be subject to collection. Interest shall continue to accrue until the funds by which payment is made are available to the Bank. If and to the extent any payment of any of the Liabilities is not made when due, the Bank is authorized in its discretion to effect payment by charging any amount so due against any Account of Borrower with the Bank without prior notice, except as may be required by law, whether or not such charge creates an overdraft and of which event the Bank will provide notice following such charging of an Account. (2) Application. Any payment received by the Bank (including a deemed payment under paragraph A, a set-off under paragraph C or a charge against an Account under this paragraph G) shall be applied to pay any obligation of indemnification (including but not limited to under paragraph B) and to pay any other Liabilities (including interest thereon and the principal thereof) in such order as the Bank shall elect in its discretion. Borrower will continue to be liable for any deficiency. (3) Prepayment. Borrower shall be entitled to pay any outstanding principal amount or installment under this Note on any Business Day prior to the applicable Due Date without the prior consent of the Bank, provided that (a) any such payment shall be together with payment of all Liabilities then due and all interest accrued on the Prepaid Principal to the date of such payment, and (b) any such payment shall be on not less than 5 Business Days' notice to the Bank and shall be accompanied by any amount required pursuant to subparagraph B(4). Any such payment shall, unless otherwise consented to by the Bank, be applied pro rata to the last outstanding principal amount(s) to become due under this Note in inverse order of maturity. (4) Non-Business Days. If any payment of any of the Liabilities is due on any day that is not a Business Day, it shall be payable on the next Business Day. The additional day(s) shall be included in the computation of interest. (5) Extension at Bank's Option. The Bank shall have the option, which may be exercised one or more times by notice(s) to Borrower, to extend the date on which any amount is payable hereunder to one or more subsequent date(s) set forth in such notice(s). (6) Late Payment. Without limiting or waiving any rights or remedies of the Bank contained in the Note or under applicable law, and without implying that the Bank has any obligation to declare or to notify the Borrower of the occurrence of any Event of Default, if the Bank has neither declared nor notified the Borrower of the occurrence of an Event of Default, and if any amount of any required payment of principal, interest fees and/or Late Charge (as defined below) under the Note is not paid in full within (7) seven days after the same is due, then in addition to all interest, penalty interest or other fees due to the Bank pursuant to the Note, any rider to the Note or any agreement or document related to this credit facility, the Borrower shall pay the Bank a late fee equal to $14.30 for each day thereafter. Any amount due under this paragraph shall be referred to herein as a "Late Charge". The Borrower shall pay any and all such Late Charges in addition to all payments of principal, interest and fees (if any) under the Note, provided, however, that during any time that any of the above Late Charges would cause the total interest payable under the Note to exceed the applicable maximum lawful rate of interest, then the sum of (a) all such Late Charges and (b) the amount of interest payable at the Applicable Rate shall automatically be reduced to an amount that shall not exceed the amount of interest payable at such maximum rate.

H. Parties; Counterparts; No Transfer by Borrower: If Borrower is more than one Person, all of them shall be jointly and severally liable under this Note. This Note and any Rider hereto may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed an original signature hereto. Without the Bank's written consent, Borrower shall have no right to make any Transfer of any of the Liabilities; any such purported Transfer shall be void. Subject to the foregoing, the provisions of this Note shall be binding on Borrower's successors and assigns.

I. Bank Transfers: (1) Transferability. Without limiting the Bank's rights hereunder, and subject to the prior written consent of Borrower not to be unreasonably withheld (which consent shall not be required after the occurrence and during the continuance of an Event of Default) the Bank may make a Transfer of all or any part of (a) the Liabilities), (b) any obligation of any other Party in connection with any of the Liabilities, (c) any Loan Document of any Party in connection with any of the Liabilities or any agreement related thereto, (d) any collateral, mortgage, lien or security interest, however denominated, securing any of the Liabilities, and/or (e) the Bank's rights and, if any, obligations with respect to any of the foregoing. (2) Extent of Transfer. In the event the Bank shall make any Transfer (and has obtained the consent of Borrower to the extent required hereunder) of any of the foregoing items ("Transferred Items"), then - to the extent provided by the Bank with respect to such Transfer - the Transferee shall have the rights, powers, privileges and remedies of the Bank. The Bank shall thereafter, to the extent of such Transfer, be forever relieved and fully discharged from all liability or responsibility, if any, that it may have to any Person with respect thereto, except for claims, if any, arising prior to or upon such Transfer. The Bank shall retain all its rights and powers with respect to any Transferred Items to the extent that it has not made a Transfer thereof. Without limiting the foregoing, to the extent of any such Transfer with respect to which Borrower has provided its consent or such consent is not required, paragraph B (Indemnification) shall apply to any Taxes, Regulatory Costs, and Costs and Expenses of, or incurred by, any Transferee, and paragraphs C (Set-Off) and G(1) (Payment-Manner) shall apply to any Account of Borrower with any Transferee and if the required Borrower consent is not so obtained, then such Transferee shall be entitled to reimbursement or compensation under the foregoing paragraphs only to the extent such amounts would have been payable to Bank if the Transfer had not occurred. (3) Disclosures. The Bank is authorized to disclose to any prospective or actual Transferee any information that the Bank may have or acquire about Borrower and any information about any other Person submitted to the Bank by or on behalf of Borrower provided that such prospective or actual Transferee agrees to maintain the confidentiality of such information consistent with the terms of the Loan Document. (4) Negotiability Defenses Waived. If this Note is not a negotiable instrument, Borrower waives all defenses (except such defenses as may be asserted against a holder in due course of a negotiable instrument) which Borrower may have or acquire against any Transferee who takes this Note, or any complete or partial interest in it, for value, in good faith and without notice that it is overdue or has been dishonored or of any defense against or claim to it on the part of any Person.

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J. No Oral Changes; No Waiver by the Bank; Partial Unenforceability: This Note may not be changed orally. Neither a waiver by the Bank of any of its options, powers or rights in one or more instances, nor any delay on the part of the Bank in exercising any of them, nor any partial or single exercise thereof, shall constitute a waiver thereof in any other instance. Any provision of this Note which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization, without invalidating the remaining provisions of this Note in that or any other jurisdiction and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

K. Disputes and Litigation: (1) Governing Law. This Note and the rights and obligations of the Bank and Borrower hereunder shall be governed by the internal laws of the State of New York without giving effect to conflict of laws principles. (2) Jurisdiction, Venue, and Service of Process. Borrower and the Bank each submit to the nonexclusive jurisdiction of the federal and state courts in the State of New York in New York County with respect to any dispute arising hereunder or relating to any of the Liabilities. Service of process may be made on Borrower or the Bank by personal delivery at, or by mail addressed to, any address to which the Bank is authorized to address notices to Borrower. (3) Waiver of Defenses, Setoffs, Counterclaims and Certain Damages. Borrower waives the right to assert to the extent permitted by applicable law any defense (other than the defense of payment), setoff or counterclaim in any proceeding relating in any way to this Note or any transaction contemplated hereby. The Bank shall not have any liability for negligence, except solely to the extent required by law and not disclaimable, and except for its own gross negligence or willful misconduct. In any event, the Bank shall not have any liability for any special, consequential or punitive damages. (4) Sovereign Immunity. Borrower irrevocably waives, with respect to itself and its property, any sovereign immunity that it may have or hereafter acquire, including but not limited to immunity from the jurisdiction of any court, from any legal process, from attachment prior to judgment, from attachment in aid of execution, from execution or otherwise.

L. OFAC and Patriot Act: Borrower shall: Comply with all Anti-Terrorism Laws; immediately to notify the Bank if it obtains knowledge that it or any of its Affiliates has become or been listed as a Restricted Party or has been charged with or has engaged in any violation of any Anti-Terrorism Law; not to receive any funds from a Restricted Party and, in any case, to exclude any funds derived from any Restricted Party or from any person or entity involved in the violation of any Anti-Terrorism Law from being used to pay debt service or any other amounts owing under the Note; not to transfer or permit the transfer of any legal or beneficial ownership interest of any kind in Borrower to a Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law; not to acquire, directly or indirectly, ownership interest of any kind in any Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law, not to form any partnership or joint venture or conduct any business with any Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law, and not to act, directly or indirectly, as the agent or representative of any Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law; and to indemnify the Bank for any costs incurred by any of them as a result of any violation of an Anti-Terrorism Law by Borrower.

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M. Notice: Any notice in connection with any of the Liabilities shall be in writing and may be delivered personally or by cable, telex, telecopy or other electronic means of communication, or by certified mail, return receipt requested, addressed (a) to Borrower or Parent at 475 Tenth Avenue, 4th Floor, New York, New York 10018 or to such other address that the Bank has received written notice from Borrower or Parent as being Borrower’s or Parent’s address, and (b) to the Bank at Bank Hapoalim B.M., 1177 Avenue of the Americas, New York, New York 10036, Attention: Legal Department. Any such notice shall be addressed to such other address (es) as may be designated in writing hereafter. All such notices shall be deemed given when delivered personally or electronically or when mailed, except notice of change of address, which shall be deemed to have been given when received.

N. Definitions: The following definitions apply in this Note: (1) Acceleration: any acceleration of payment or requirement of prepayment of any Debt, or any Debts becoming due and payable prior to stated maturity. (2) Account: (a) the balance of any account of Borrower with any Person, and/or (b) any property in the possession or custody of, or in transit to, any Person, whether for safekeeping, collection, pledge or otherwise, as to which Borrower has any right, power or interest - in each case whether existing now or hereafter, in any jurisdiction worldwide, and whether or not denominated in the same currency as any of the Liabilities. (3) Applicable Percentage: (a) one percent (1.00%) in the case of a prepayment on or prior to March 15, 2015, (b) two percent (2.00%) in the case of a prepayment on or after March 16, 2015 but on or before March 15, 2016, (c) one percent (1.00%) in the case of a prepayment on or after March 16, 2016 but on or before March 15, 2017 and (d) zero percent (0.00%) on or after March 16, 2017. (4) Applicable Rate: whichever of the Loan Rate or Increased Rate is the applicable interest rate at any time. (5) Anti-Terrorism Law: any U.S. State or Federal law relating to terrorism, money laundering or any related seizure, forfeiture or confiscation of assets, including: (a) the Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), Public Law 107-56; and (c) the Money Laundering Control Act of 1986, Public Law 99-570 (6) Bank: Bank Hapoalim B.M. (6) Borrower: the Person(s) executing this Note at paragraph 10 or any one or more of them. "Borrower" may refer to one or more Persons. (7) Business Day: any day on which both (a) banks are regularly open for business in New York City and (b) the Office is open for ordinary business. In the Bank's discretion, the Office may be closed on any Saturday, Sunday, legal holiday or other day on which it is lawfully permitted to close. (8) Control: the power, alone or in conjunction with others, directly or indirectly, through voting securities, by contract or otherwise, to direct or cause the direction of a Person's management and policies. (9) Costs and Expenses: any and all reasonable costs and expenses (including but not limited to reasonable attorneys' fees and disbursements) incurred in connection with the Loan Documents and/or the Liabilities, including but not limited to those for (a) any action taken, whether or not by litigation, to collect, or to protect rights or interests with respect to, or to preserve any collateral securing, any of the Liabilities, (b) compliance with any legal process or any order or directive of any Governmental Authority with respect to any Party, (c) any litigation or administrative proceeding relating to any Party, and/or (d) any amendment, modification, extension or waiver with respect to any of the Liabilities. (10) Debt: any Party's obligation of any sort (in whole or in part) for the payment of money to any Person, whether (a) absolute or contingent, (b) secured or unsecured, (c) joint, several or independent, (d) now or hereafter existing, or (e) due or to become due. (11) Debtor Relief Action: the commencement by any Party or (unless dismissed or terminated within 60 days) against any Party of any proceeding under any law of any jurisdiction (domestic or foreign) relating to bankruptcy, reorganization, insolvency, arrangement, composition, receivership, liquidation, dissolution, moratorium or other relief of financially distressed debtors, or the appointment of a receiver, trustee, committee, custodian, personal representative or similar official for Borrower or for any Material part of Borrower's property, or the making by any Party of an assignment for the benefit of creditors. (12) Default: any breach, default or event of default under, or any failure to comply with, any provision of any Loan Document after giving effect to any applicable notice, grace or cure period. (13) Event of Default: any event set forth in paragraph D. (14) Executive Order: Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (15) Governmental Authority: any domestic or foreign, national or local, (a) government, (b) governmental, quasi-governmental or regulatory agency or authority, (c) court or (d) central bank or other monetary authority. (16) Guarantor: collectively, Xcel Brands, Inc., a Delaware corporation and IM Brands. (16A) IM Brands: IM Brands, LLC, a Delaware limited liability company. (16B) IM Brands Guaranty: the guaranty executed by the Borrower in favor of the Bank pursuant to which the Borrower guarantees to the Bank the IM Brands Liabilities. (16C) IM Brands Liabilities: any and all of the Debt of IM Brands to, or held or to be held by, the Bank, including, without limitation the IM Brands Loan Documents. (16D) IM Brands Loan Documents: collectively, all documents executed and delivered in connection with the loans made by the Bank to IM Brands. (17) Increased Rate: the Loan Rate plus 2% per year. (18) IP Security Agreement: the Intellectual Property Security Agreement, dated as of the date hereof and as may be amended, restated, supplemented or otherwise modified from time to time, between the Borrower and the Bank. (19) Law: any treaty, law, regulation, rule, judgment, order, decree, guideline, interpretation or request (whether or not having the force of law) issued by any Governmental Authority. (20) Letter Agreement: the letter agreement, dated as of the date hereof and as may be amended, restated, supplemented or otherwise modified from time to time, between the Borrower and the Bank. (21) Liabilities: (a) any and all of the Debt evidenced by this Note, and any and all other Debt of Borrower to, or held or to be held by, the Bank under the Loan Documents, (b) any and all obligations of any other Party with respect to any of such Debt and (c) any and all Debt under the IM Brands Guaranty. (22) License: shall have the meaning assigned to such term in the IP Security Agreement. (23) Loan Documents: means, collectively, the Letter Agreement, this Note, the Security Agreement and all documents executed and delivered in connection with the foregoing. (24) Loan Rate: the interest rate determined under paragraph 2. (25) Material: material to the business or financial condition of any Party on a consolidated or consolidating basis. (26) Material Royalty Default: An Event of Default pursuant to paragraph D(7) hereof. (27) Office: the Bank's office at 1177 Avenue of the Americas, New York, New York 10036, or such other place within the United States as the Bank may specify by notice. (28) Party: (a) Borrower; (b) any maker, co-maker or endorser of any Loan Document evidencing-, or any guarantor, surety, accommodation party or indemnitor with respect to-, or any Person that provides any collateral as security for, or any Person that issues a subordination, comfort letter, standby letter of credit, repurchase agreement, put agreement, option, other agreement or other credit support with respect to, any of the Liabilities; and (c) if any Party is a partnership or joint venture, any general partner or joint venturer in such Party. (29) Payment Date: any Business Day on which any part of the principal or any installment of this Note becomes due and payable under paragraph 1 (and not on account of an Acceleration). (30) Person: any person, partnership, joint venture, company, corporation, unincorporated organization or association, trust, estate, Governmental Authority, or any other entity. (31) Prepaid Principal: any amount of principal or any installment of this Note which Borrower pays prior to the applicable Payment Date for such amount. (32) Intentionally Omitted. (33) Prime Rate: the Bank's New York Branches' stated Prime Rate as reflected in its books and records as such Prime Rate may change from time to time. The Bank's determination of its Prime Rate shall be conclusive and final. The Prime Rate is a reference rate and not necessarily the lowest interest rate charged by the Bank. (34) QVC Agreement: that certain License Agreement dated as of April 1, 2014 by among QVC, Inc., a Delaware corporation, Borrower, Xcel Brands, Inc., a Delaware corporation, JSB Marketing Corp., a New York corporation, and, with respect to certain provisions, Judith Ripka Berk, as amended, supplemented or otherwise modified from time to time. (35) Regulatory Costs: any and all costs and expenses of complying with any Law adopted or taking effect after the date hereof, including but not limited to with respect to (a) any reserves or special deposits maintained for or with, or pledges to, or assessments, insurance premiums or special charges paid to, any Governmental Authority, or (b) any capital, capital equivalency ledger account, ratio of assets to liabilities, risk-based capital assessment or any other capital substitute, risk-based or otherwise. (36) Restricted Party: (a) any individual or entity: listed in the Annex to the Executive Order or is otherwise subject to the provisions of the Executive Order; (b) listed on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC; or (c) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity. (37) Taxes: any and all present and future taxes, levies, imposts, deductions, charges and withholdings in any jurisdiction worldwide, and all liabilities with respect thereto, which are imposed by a Governmental Authority with respect to this Note or to any amount payable under this Note, excluding taxes determined on the basis of the net income of a Person or of any of its offices. (38) Transfer: any negotiation, assignment, participation, conveyance, grant of a security interest, lease, delegation, or any other direct or indirect transfer of a complete or partial, legal, beneficial, economic or other interest or obligation. (39) Transferee: any Person to whom a Transfer is made. (40) Transferred Items: items defined in paragraph I. (41) Variable Prime Rate: any Applicable Rate which is determined based upon the Prime Rate. Any such rate shall change automatically when and as the Prime Rate changes,

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RIDER TO PROMISSORY NOTE

LOAN(S) DENOMINATED IN U.S. OR OTHER CURRENCY

LIBOR-BASED OR PRIME RATE

This Rider is referred to in paragraph 3 of, and constitutes a part of the Promissory Note of Borrower to the Bank dated as of April 1, 2014 in the amount of up to $9,000,000.00 (as amended, modified, supplemented and restated from time to time, the “Note”).

Specific Terms

Libor Margin: plus 3.50% per year; Prime Margin: plus 0.50% per year

(b) Interest Period: 1, 2 or 3 months

(c) Minimum Draw Amount: $	[ x ] None

(d) Minimum Multiple Amount: $	[ x ] None

[Remainder of this page intentionally left blank;

signature page appears on the next page;

Riders continue after the signature page]

Borrower agrees to the above Specific Terms and to all of the Terms and Conditions set forth below.

JR LICENSING, LLC

By:	XCEL BRANDS, INC.
Its: Manager

By:	/s/ James Haran
Name: James Haran
Title: CFO

[Riders continue on the following page]

Terms and Conditions

Certain capitalized terms are defined in paragraph 4.

1.          Advances. Borrower may receive a Loan in any principal amount upon Borrower’s request to the Bank and the Bank’s agreement thereto, subject to all of the following conditions:

(a)	Agreement of the Bank and Borrower. Subject to subparagraphs 1(b), 1(c) and 2(b), the Bank and Borrower shall have agreed, not later than the Determination Time, with respect to the Loan’s (i) principal amount, (ii) LIBOR-Based Rate and (iii) Interest Period; provided, however, that if the Bank determines that by such Determination Time, Borrower has failed or declined to agree on the LIBOR-Based Rate and/or Interest Period with respect to such Outstanding Principal Amount, then interest on such Outstanding Principal Amount shall accrue at the LIBOR-Based Rate without the agreement of Borrower, and the Interest Period shall be of the same duration as the Interest Period just ended with respect to such Outstanding Principal Amount or, if there was no such prior Interest Period, one month.

(b)	Applicable limitations. (i) The applicable Payment Date shall not be later than the Due Date; (ii) the total of the Outstanding Principal Amounts of all Loans shall not exceed the principal amount set forth in the Note; (iii) the principal amount of any single Loan request shall be not less than any Minimum Draw Amount set forth under Specific Terms; and (iv) the principal amount of any single Loan request shall be an integral multiple of any Minimum Multiple Amount set forth under Specific Terms.

(c)	Borrower’s request and agreement. Borrower’s request for a Loan and Borrower’s agreement to the terms thereof shall be communicated to the Bank in any form that is acceptable in each instance to the Bank in its sole discretion, which may include telephone, telex, fax, email or a writing executed by Borrower. Borrower shall have provided the Bank with documentation, satisfactory in form and substance to the Bank in its sole discretion, confirming the authority of the person(s) agreeing to such terms on behalf of Borrower.

2.          Payment of Principal and Interest. Subject to the other provisions of the Note:

(a)           Obligation, Time and Manner of Payment. Subject to the other provisions of the Note and this Rider, the Outstanding Principal Amount shall be due and payable at the applicable Payment Date. Unless specified otherwise in the Note or in a Rider thereto, every payment to be made by or on behalf of the Borrower under the Note shall be made in U.S. Dollars, and the designation of U.S. Dollars as the currency of payment is of the essence. Every payment or delivery under the Note by or on behalf of Borrower of any money denominated in any Currency shall be made at the Office and/or to such account or accounts as the Bank may designate from time to time by notice to Borrower, in immediately available and freely transferable funds in the Currency in which the applicable obligation is denominated and in Currency that is unrestricted, unblocked and free of exchange controls, without set off, counterclaim, withholding or deduction of any kind whatsoever. Except as otherwise provided herein, any payment due under the Note on a day that is not a Business Day shall be payable on the next succeeding Business Day.

(b)           Loan Rate. Interest on any Outstanding Principal Amount shall accrue, at the option of the Borrower (with written notice of such option being given to the Bank), at either (i) the Prime-Based Rate; or (ii) the LIBOR-Based Rate; provided, however, that if the Bank determines (i) that by the Determination Time (A) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR rate or it is impractical for the Bank to fund or continue to fund the Outstanding Principal Amount during the applicable Interest Period, or (B) quotes for funds in the relevant Currency in sufficient amounts comparable to the relevant Outstanding Principal Amount and for the duration of the applicable Interest Period would not be available to the Bank in the London Interbank Market, or (C) quotes for funds in the relevant Currency in the London Interbank Market will not accurately reflect the cost to the Bank of making a Loan or of funding the relevant Outstanding Principal Amount during the applicable Interest Period, or (ii) that at any time the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, interest on the relevant Outstanding Principal Amount shall accrue at the Alternate Rate.

(c)           Payment and Calculation of Interest. Interest shall be payable (i) at each Payment Date or (whenever the Applicable Rate is a Variable Prime-Based Rate) monthly, (ii) at the Due Date and (iii) at any time that any Outstanding Principal Amount or part thereof is paid. Interest shall be calculated as set forth in the Note.

(d)           Currency of Payment. All loans and repayments of principal, interest or any other costs and charges shall be made in U.S. dollars.

3.           Bank’s Conclusive Determinations and Schedule. The Bank’s determination with respect to any matter hereunder shall be conclusive, final and binding on Borrower, absent manifest error. The Bank shall from time to time record the date and amount of each Loan, the Applicable Rate, each date on which any part of principal, interest or any other amount shall be due and payable, and the amount and date of each payment of principal, interest or any other amount, on a schedule, which in the Bank’s discretion may be computer-generated and/or may be taken from the Bank’s general books and records, and which schedule is incorporated in, and is a part of, the Note and this Rider (the “Schedule”). The Schedule shall be conclusive, final and binding upon Borrower, absent manifest error, provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to pay all amounts owed to the Bank under the Note. Without limiting the foregoing, Borrower acknowledges that the Interest Period and the Applicable Rate with respect to any Outstanding Principal Amount are subject to the Bank’s consent ordinarily negotiated between Borrower and the Bank by telephone, and Borrower agrees that in the event of any dispute as to any of the terms of any Loan, the determination of the Bank and its respective entry with respect thereto on its books and records and/or on the Schedule shall be conclusive, final and binding on Borrower, absent manifest error.

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4.          Definitions. Each capitalized term not defined herein shall have the meaning ascribed thereto in the Note. The following definitions apply in this Rider and in the Note, and shall prevail over any different definitions in the Note.

(a)          Alternate Rate: an annual Variable Prime-Based Rate equal to the Prime Rate plus the Prime Margin.

(b)          Applicable Rate: whichever of the Loan Rate or Increased Rate is the applicable interest rate at any time with respect to any Outstanding Principal Amount.

(c)          Currency: money denominated in the lawful currency of any country (including but not limited to the lawful currency of the United States) or any unit of account or single or unified currency of the European Community.

(d)          Determination Time: 12:00 noon (or any later time determined by the Bank in its sole discretion), New York City time, of a Working Day that is two Working Days prior to the date of the Loan.

(e)          Due Date: the date set forth in paragraph 1 of the Note or, if the Bank has extended such date pursuant to paragraph G(5) of the Note or by an agreement with Borrower, such extended date.

(f)          Interest Period: any term of 1, 2 or 3 months, or such other term as may be acceptable to the Bank in its discretion, as set forth above under Specific Terms or if not so set forth, as selected or agreed to by the Bank in its discretion. A term shall not be considered an “Interest Period” during any period that the Applicable Rate is a Variable Prime-Based Rate. Each Interest Period shall commence immediately at the end of the preceding Interest Period, if any. If there had been no immediately preceding Interest Period with respect to any Outstanding Principal Amount, the Interest Period shall commence on the first Business Day on which (i) such amount shall be outstanding and (ii) the Applicable Rate is not a Variable Prime-Based Rate. If any Interest Period would otherwise come to an end on a day that is not a Working Day, its termination shall be postponed to the next day that is a Working Day unless it would thereby terminate in the next calendar month. In such case, such Interest Period shall terminate on the immediately preceding Working Day.

(g)          LIBOR for each Interest Period: the rate per annum (carried out to the fifth decimal) equal to the rate determined by the Bank to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays an average ICE Benchmark Administration Ltd.(or any other Person which takes over the administration of such rate) rate for deposits in U.S. dollars (for delivery on the first Working Day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Working Days prior to the first Working Day of such Interest Period. At the Borrower’s request, the Bank will provide the Borrower with identifying information with respect to the page or service so used by the Bank. If the Bank determines that the rate referenced in the first sentence of this paragraph is not available, then “LIBOR” will mean, as applicable to any Interest Period, the rate determined (i) on the basis of the offered rates for deposits in U.S. dollars with a term equivalent to such Interest Period, which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. London time, on the Working Day that is two (2) Working Days prior to the first Working Day of such Interest Period; or (ii) by applying such other recognized source of London Eurocurrency deposit rates as the Bank may determine from time to time. If the Bank determines in its sole discretion that LIBOR cannot be determined or does not represent its effective cost of maintaining a Loan, then interest shall accrue at the effective cost to the Bank to maintain the Loan (as determined by the Bank in its sole discretion).

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(h)          LIBOR-Based Rate: an annual rate equal to LIBOR plus the Libor Margin, as determined by the Bank.

(i)          Libor Margin: as set forth under Specific Terms.

(j)          Loan: (i) any loan advanced by the Bank to Borrower under the Note, (ii) any rollover by the Bank of any such loan that is otherwise due and payable, or (iii) any conversion of the Applicable Rate for any Outstanding Principal Amount from a rate that is a Variable Prime-Based Rate to one that is not, or vice versa.

(k)          Loan Rate: the interest rate determined under subparagraph 1(a) and/or 2(b).

(l)          Note: the note of which this Rider is a part (including any and all riders and amendments to the Note).

(m)          Outstanding Principal Amount: the outstanding principal amount of each Loan.

(n)          Payment Date: the last Business Day of the applicable Interest Period or, if the applicable Loan Rate is a Variable Prime-Based Rate, the Due Date.

(o)          Prime-Based Rate: an annual rate equal to the Prime Rate plus the Prime Margin, as determined by the Bank.

(p)          Prime Margin: as set forth under Specific Terms.

(q)          Prime Rate: that rate of interest announce by the Bank, from time to time, as its Prime Rate. The Prime Rate is not necessarily the lowest rate of interest charged by the Bank to any particular class of customers.

(r)          Working Day: a Business Day on which banks are regularly open for business in London.

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